Exhibit 99.1

Incannex Regains Compliance with Nasdaq Minimum Bid Price Requirement

Melbourne and New York – March 17, 2026 – Incannex Healthcare Inc. (Nasdaq: IXHL), a clinical-stage biopharmaceutical company developing combination therapies for high-impact indications, today announced that it has regained compliance with the Nasdaq minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2).

The Company received written confirmation from The Nasdaq Stock Market LLC that it has regained compliance with the minimum bid price requirement after its common stock maintained a closing bid price of $1.00 per share or greater for eleven consecutive business days, from February 27 through March 13, 2026.

As a result, the Company has satisfied the requirements for continued listing on the Nasdaq Capital Market, and the matter is now considered closed.

“We are pleased to have regained compliance with Nasdaq’s minimum bid price requirement, which reinforces our continued listing on the Nasdaq Capital Market and removes a technical overhang that has weighed on the Company,” said Joel Latham, President and Chief Executive Officer of Incannex Healthcare. “With approximately $75 million in cash, no debt, and a disciplined development strategy, we believe Incannex is exceptionally well positioned to advance our pipeline of differentiated clinical programs. This includes the continued development of IHL-42X for obstructive sleep apnea, which has demonstrated statistically significant Phase 2 results, as well as PSX-001 for the treatment of generalized anxiety disorder, which has also generated positive clinical outcomes. As we progress these programs through upcoming milestones, our focus remains on executing our clinical strategy, further de-risking our assets, and unlocking the long-term value of our pipeline for patients and shareholders.”

About Incannex Healthcare Inc.

Incannex is leading the way in developing combination medicines that target the underlying biological pathways associated with chronic conditions, including obstructive sleep apnea, rheumatoid arthritis and generalized anxiety disorder. The Company is advancing three clinical-stage product candidates based on evidence-based innovation and supported by streamlined operations. Incannex's lead clinical program, IHL-42X, is an oral fixed-dose combination of dronabinol and acetazolamide designed to target underlying mechanisms and act synergistically in the treatment of obstructive sleep apnea. In a Phase 2 development program, IHL-675A is an oral fixed-dose combination of cannabidiol and hydroxychloroquine sulfate designed to act synergistically to alleviate inflammatory conditions, such as rheumatoid arthritis. Approved for Phase 2 clinical development, PSX-001 is an oral synthetic psilocybin treatment for the treatment of generalized anxiety disorder. Incannex's programs target disorders that have limited, inadequate, or no approved pharmaceutical treatment options. For additional information on Incannex, please visit our website at www.incannex.com.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to preliminary financial information; any implication the Company will continue to meet the requirements for continued listing on the Nasdaq Capital Market; management’s evaluations and judgments regarding the Company’s research and development efforts and potential future commercialization, including any implications that the results of earlier clinical trials or interim or topline results will be representative or consistent with later clinical trials or their respective interim or final results; the potential benefits and safety of Incannex’s drug candidates and the market opportunity for these candidates and Company’s positioning and ability to execute on its strategies, de-risk its assets and create value for shareholders. When or if used in this communication, the words "may," "could," “considered,” "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," “positioned,” "predict" and similar expressions and their variants, as they relate to the Company, its operations or its management, may identify forward-looking statements. The forward-looking statements contained in this press release are based on management's current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions, and expectations disclosed in, or implied by, the forward-looking statements. These risks and uncertainties, many of which are beyond our control, include: that Incannex may fail to maintain the listing of the Company’s common stock on Nasdaq and to comply with applicable listing requirements; the risk that the Company’s estimates and current projections regarding the sufficiency of its current cash on hand to fund the Company’s planned operations may be incorrect and the Company may use these resources faster than anticipated; the success or failure of Incannex’s development efforts, including Incannex’s ability to progress its drug candidates through clinical trials on the timelines expected and to obtain necessary regulatory approvals for commercialization of its drug candidates; and other risks described in the section entitled "Risk Factors" described in the prospectus supplement and in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on September 29, 2025, and the other reports it files from time to time, including subsequently filed annual, quarterly and current reports, which can be obtained on the SEC website at www.sec.gov and are made available on the Company’s website upon their filing with the SEC. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management's current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Investor & Media Contacts

CORE IR

(212) 655-0924

investors@incannex.com

media@incannex.com.au